EXHIBIT 10.1

Women First has requested confidential treatment with respect to the portions of this exhibit marked with an *.

MUTUAL PHARMACEUTICAL COMPANY, INC.
AND
WOMEN FIRST HEALTHCARE, INC.

MANUFACTURING AND SUPPLY AGREEMENT

CONTENTS

CLAUSE 1	DEFINITIONS

CLAUSE 2	INTELLECTUAL PROPERTY

CLAUSE 3	PROJECT TEAM AND PROJECT MANAGEMENT

CLAUSE 4	REGULATORY APPLICATIONS

CLAUSE 5	MANUFACTURE AND SUPPLY OF PRODUCT

CLAUSE 6	FINANCIAL PROVISIONS

CLAUSE 7	DURATION AND TERMINATION

CLAUSE 8	WARRANTY AND INDEMNITY

CLAUSE 9	MISCELLANEOUS PROVISIONS

EXHIBIT A	FORM OF STATEMENT OF WORK

EXHIBIT B	FORM OF PURCHASE ORDER

i

THIS MANUFACTURING AND SUPPLY AGREEMENT (“Agreement”) is made on January 24, 2002,

BETWEEN:

(1)  MUTUAL PHARMACEUTICAL COMPANY INC., a company incorporated under the laws of Pennsylvania, with offices at 1100 Orthodox Street, Philadelphia, PA 19124 (“MUTUAL”); and

(2)  WOMEN FIRST HEALTHCARE, INC., a Company incorporated under the laws of the state of Delaware with offices at 12220 El Camino Real, Suite 400 San Diego CA 92130 (“WFHC”).

RECITALS:

A.    WFHC markets the product BACTRIM® (Sulfamethoxazole/Trimethoprim) and has proprietary know-how, data, and other intellectual property rights to BACTRIM®.

B.    MUTUAL has proprietary know-how, data and other intellectual property rights that is useful in manufacturing the PRODUCT containing the Sulfamethoxazole and Trimethoprim.

C.    WFHC wishes to obtain certain exclusive rights to MUTUAL’s ANDA related to the PRODUCT and MUTUAL wishes to grant such rights and supply the PRODUCT to WFHC for commercial purposes.

D.    WFHC and MUTUAL are desirous of entering into an agreement to give effect to the activity described at Recital C.

NOW IT IS HEREBY AGREED AS FOLLOWS:

CLAUSE 1—DEFINITIONS

1.1    In this Agreement unless the context otherwise requires:

AFFILIATE shall mean any corporation or entity controlling or controlled or under common control with MUTUAL or WFHC, as the case may be. For the purposes of this Agreement, “control” shall mean the direct or indirect ownership of more than 50% of the issued voting shares or other voting rights of the subject entity to elect directors, or otherwise direct control of the entity.

AGENCY shall mean any governmental regulatory authority which regulates any aspect of the manufacture, development, market approval, sale, distribution or use of the PRODUCT.

ANDA shall mean an Abbreviated New Drug Application filed with the FDA as defined in CFR Part 314 and/or its equivalent in countries other than the US, including any supplements or amendments thereto, for the PRODUCT.

ANDA APPROVAL shall mean the approval by FDA of an ANDA, and any equivalent action in any country other than the US.

BACTRIM NDA shall mean the New Drug Application number 17-377 filed with the FDA covering the PRODUCT, as well as all the supplements to such New Drug Application.

cGCP and cGMP shall mean respectively current Good Clinical Practice and current Good Manufacturing Practice as defined in the US Federal Food, Drug and Cosmetic Act of 1938, and the regulations promulgated thereunder, as may be amended from time to time, and any equivalent statute and regulations applicable in any country other than the US.

CFR shall mean the US Code of Federal Regulations Title 21, as amended from time to time.

COMPOUNDS shall mean the active drug substances, Sulfamethoxazole and Trimethoprim.

COMPOUND SPECIFICATIONS shall mean the specifications for the COMPOUNDS as approved by the FDA under MUTUAL’S ANDA and any further specifications that may be agreed by the parties in writing.

DATA shall mean all data, information, reports and any and all related documentation, which are developed, generated or derived, directly or indirectly, by MUTUAL (or by any subcontractor or agent of MUTUAL) during the TERM of this Agreement relating to the PRODUCT manufactured for WFHC (Women First Bactrim); provided that DATA shall not include data of batches manufactured under MUTUAL’s label for other customers, MUTUAL’s proprietary sales, marketing, pricing, and other similar information.

EFFECTIVE DATE shall mean the date first written above.

FDA shall mean the United States Food and Drug Administration, and any equivalent government health authority (or successor agency thereof) in any country other than the US whose approval is necessary to market the PRODUCT in the relevant country.

PRODUCT shall mean MUTUAL’s ANDA product branded as “Women First Bactrim” in oral immediate release dosage form(s) containing the COMPOUNDS as the primary active ingredients that is approved by FDA in an ANDA to MUTUAL for Sulfamethoxazole and Trimethoprim.

PRODUCT SPECIFICATIONS shall mean the specifications for the PRODUCT as defined in the STATEMENT OF WORK.

PROJECT shall mean all activities required in order to manufacture, test, package and release the PRODUCT in accordance with the specifications for the COMPOUNDS as approved by the FDA under MUTUAL’S ANDA.

PROJECT TEAM shall mean the group to be established pursuant to Clause 3.

PURCHASE ORDER shall mean a written order placed by WFHC with MUTUAL from time to time during the term of this Agreement for the purchase and supply of PRODUCT.

STATEMENT OF WORK shall mean a written statement entered into by MUTUAL and WFHC from time to time during the TERM of this Agreement for the manufacture of the PRODUCT which sets forth certain specifications with respect to the PRODUCT and its manufacture.

TERM shall mean the term of this Agreement, which shall be a period of five years beginning on the date hereof, which at the option of WFHC, may be extended for additional one year periods, if WFHC gives written notice to MUTUAL of its intent to extend at least 120 days prior to the end of the initial five year period, and at least 120 days prior to each additional one year period, up to a maximum of five one-year periods.

TERRITORY shall mean the USA, its territories, commonwealths and possessions.

CLAUSE 2—GRANT OF LICENSE TO SELL

2.1    MUTUAL hereby grants to WFHC, during the TERM, a license to market and sell the PRODUCT under the name BACTRIM in the TERRITORY. This license is assignable and sub-licensable. MUTUAL and its AFFILIATES have the right to continue to market and sell the PRODUCT under their own labels but cannot grant any third party (other than an AFFILIATE) such a license.

2.2    MUTUAL shall promptly disclose in writing to WFHC all DATA.

2.3    Each party shall promptly notify the other if it becomes aware of any claim or threatened or likely claim that the COMPOUND or the PRODUCT or the development, manufacture, use or sale thereof infringes a patent or other intellectual property right of any third party.

CLAUSE 3—PROJECT TEAM AND PROJECT MANAGEMENT

3.1    MUTUAL agrees to dedicate adequate resources it deems necessary to manufacture and supply the PRODUCT (in a commercially reasonable manner) and obtain necessary AGENCY approvals in accordance with the terms of this Agreement. Accordingly, MUTUAL and WFHC will establish a PROJECT TEAM to coordinate manufacturing and supply activities and schedules and to facilitate communication between the parties.

3.2    The PROJECT TEAM shall consist of a chief representative from each party together with such additional development, regulatory, and business personnel from each party who are appropriately skilled and knowledgeable in relation to the PROJECT as each party deems necessary to accomplish the work of the PROJECT.

3.3    The PROJECT TEAM shall meet from time to time with such frequency as the parties deem to be adequate to coordinate manufacturing and supply activities and schedules and to facilitate communication between the parties. The PROJECT TEAM may meet in person or by means of such telephone, video or other communication facilities as permit all members of the PROJECT TEAM to communicate with each other simultaneously and instantaneously. If the PROJECT TEAM decides to meet in person, such meetings shall be held at the offices of MUTUAL or as otherwise agreed by the parties. Meetings shall be chaired by the chief representative of WFHC. At and between meetings of the PROJECT TEAM, each party shall keep the other fully and regularly informed as to its progress with its respective obligations. Each party shall bear the cost of its representatives’ travel and accommodation expenses in attending meetings of the PROJECT TEAM.

3.4    In the event of a dispute within the PROJECT TEAM which cannot be resolved amicably, such dispute shall be referred to the President and CEO of WFHC and the President and CEO of MUTUAL who shall discuss the matter and attempt to reach an amicable solution. The provisions of this Clause 3.4 shall be without prejudice to the parties’ other rights and remedies.

3.5    The PROJECT TEAM shall not have the authority to amend or vary any of the terms of this Agreement.

CLAUSE 4—MANUFACTURE OF THE PRODUCT

4.1    MUTUAL and WFHC shall undertake their respective obligations under the PROJECT on a collaborative basis. Accordingly, the parties shall co-operate in good faith particularly with respect to unanticipated problems or contingencies and shall perform their respective obligations in good faith and in a commercially reasonable, diligent and workmanlike manner.

4.2    MUTUAL shall undertake to manufacture the PRODUCT in accordance with the processes and stipulations outlined in MUTUAL’S Batch Records for the ANDA and each applicable STATEMENT OF WORK and PURCHASE ORDER.

4.3    The parties shall enter into a STATEMENT OF WORK (see Exhibit A) from time to time during the TERM of this Agreement for the manufacture of the PRODUCT by MUTUAL for WFHC. All of the PRODUCT manufactured by MUTUAL shall conform to the SPECIFICATIONS as will be set forth in the applicable STATEMENT OF WORK. The STATEMENT OF WORK shall specify, without limitation: (i) a description of the work to be performed and delivered by MUTUAL; (ii) the SPECIFICATIONS; (iii) an initial one-year forecast of required PRODUCT; and (iv)

the procedures by which MUTUAL shall manufacture, package and test the PRODUCT. For purposes of clause 4.3(iii) above, such one-year forecasts shall be non-binding (except as may be later confirmed in a definitive PURCHASE ORDER) and shall be updated on at least a quarterly basis. For purposes of clause 4.3(iv) above, such procedures shall be mutually agreed upon by both parties, and MUTUAL will notify and obtain prior written approval from WFHC (which shall not be unreasonably denied nor construed as WFHC’s right to veto) of any and all proposed changes in its manufacturing, packaging or testing procedures relating to the PRODUCT. Each STATEMENT OF WORK shall be signed by an authorized representative of WFHC and MUTUAL and shall be in substantially the form attached hereto as Exhibit A.

4.4    The parties shall enter into PURCHASE ORDERS (see Exhibit B) from time to time during the TERM of this Agreement for the purchase and supply of PRODUCT. Each PURCHASE ORDER shall incorporate the terms of the applicable STATEMENT OF WORK by reference, provided that each PURCHASE ORDER shall set forth the actual required quantity of PRODUCT which shall supercede any estimated forecasts in the applicable STATEMENT OF WORK. Each PURCHASE ORDER shall specify, without limitation: (i) the quantity of such PRODUCT to be delivered by MUTUAL; (ii) location of shipment of PRODUCT; and (iii) any deviation from the payment terms set forth in this Agreement. All PURCHASE ORDERS shall be signed by authorized representatives of WFHC and MUTUAL and shall be in the form attached hereto as Exhibit B.

If a PURCHASE ORDER deviates by more than +20% from the forecast then the lead time for manufacturing and supplying such PURCHASE ORDER shall include at least sixty (60) working days. The lead-time for PURCHASE ORDERS that are less than +20% is forty five (45) working days.

4.5    MUTUAL shall use reasonable efforts consistent with its normal business practices to manufacture the PRODUCT, and in doing so, shall use at least the same level of effort as used by it with other similar products of similar commercial and therapeutic potential.

CLAUSE 5—REGULATORY MATTERS

5.1    The parties agree to comply in all material respects with all laws and regulations of any AGENCY. MUTUAL shall be responsible for all the necessary permits and licenses for the manufacturing of the PRODUCT. WFHC and MUTUAL will each use commercially reasonable efforts to supply all necessary PRODUCT information to support the required regulatory submissions.

5.2    MUTUAL shall file notice to its ANDA which shall cross-reference the BACTRIM NDA within the time period directed by the PROJECT TEAM.

5.3    MUTUAL shall assist WFHC in the preparation of a supplement to the BACTRIM NDA and shall cooperate with WFHC in responding to any AGENCY inquiry or request for inspection. MUTUAL shall also assist WFHC in the preparation of an annual report for the BACTRIM NDA.

5.4    MUTUAL shall not deviate from, nor initiate any changes to, its ANDA or any other AGENCY application related to the subject matter of this Agreement, without providing prior notice to WFHC and obtaining its consent or input which shall not be unreasonably withheld nor construed as WFHC’s right to veto. MUTUAL shall also inform WFHC of any change of control processes and any related notice of manufacturing deviation or OOS procedures.

5.5    MUTUAL shall notify WFHC as soon as possible of any notification received by MUTUAL from the FDA or any other regulatory authority to conduct an inspection of its manufacturing or other facilities used in the development, manufacturing, packaging, storage, or handling of the PRODUCT, and will inform WFHC of such inspection provided that such inspection relates to the manufacture and packaging of the PRODUCT. MUTUAL shall also promptly provide a report of the results of the inspection to WFHC. Copies of all material correspondence with the FDA or other regulatory authority to the extent related specifically to the development, manufacturing, packaging, storage, or handling of the COMPOUND and/or the PRODUCT will be provided by MUTUAL to WFHC.

5.6    Each party shall, during the TERM, have a continuing obligation to notify the other party immediately, and the appropriate AGENCY within the reporting period imposed by such AGENCY of any adverse reaction or complaint reported to such party resulting from the use of a PRODUCT. During the term of this Agreement, WFHC shall be responsible for completion and submission to the FDA of any report involving an adverse reaction involving a PRODUCT, and MUTUAL shall timely provide to WFHC any and all data in MUTUAL’s possession relating to a PRODUCT manufactured by MUTUAL which is necessary for WFHC to timely complete and submit such report. WFHC shall, simultaneously with the submission of such report to the FDA, provide MUTUAL with a copy of such report. The parties shall execute a detailed Standard Operating Procedure for purposes of adverse event reporting.

CLAUSE 6—MANUFACTURE AND SUPPLY OF PRODUCT

6.1    During the TERM, MUTUAL shall produce and supply to WFHC its entire requirements of the PRODUCT. Subject to MUTUAL’s compliance at all times with the foregoing sentence, during the TERM, WFHC and any AFFILIATE, assignee or sub-licensee of WFHC, shall purchase all of its, and their, requirements of the PRODUCT from MUTUAL. MUTUAL shall not, during the TERM, supply the PRODUCT to any third party (other than its AFFILIATES) to sell under the third party’s private label. This Agreement notwithstanding, MUTUAL shall not be restricted from in selling the PRODUCT under its own label to customers other than WFHC.

6.2    All quantities of the COMPOUNDS used by MUTUAL hereunder shall conform to the specifications of MUTUAL’s ANDA, as approved by the FDA. MUTUAL shall be responsible at its own expense for complying with prevailing cGMP requirements for testing the COMPOUNDS after delivery to MUTUAL’S designated manufacturing facility.

6.3    MUTUAL agrees to manufacture batches of the PRODUCT in an expeditious manner and from time to time, as set forth in each applicable PURCHASE ORDER and STATEMENT OF WORK. Subject to the terms and conditions set forth herein, MUTUAL, or MUTUAL’s subcontractor, shall provide such facilities, equipment and services as may be required to perform the manufacturing and fulfill the other obligations of MUTUAL set forth herein and the applicable PURCHASE ORDER and STATEMENT OF WORK. The date for the delivery of each batch of the PRODUCT to WFHC shall be set forth in the applicable PURCHASE ORDER. Insofar as MUTUAL anticipates using contract laboratories for any activity contemplated by this Agreement, MUTUAL shall notify WFHC when use of such contract laboratories becomes necessary. Any proposed contract laboratory must be specified in MUTUAL’s ANDA or a supplemental notification, in each case as approved by the FDA. MUTUAL may not use any such contract laboratories without the prior written consent of WFHC which consent may not be unreasonably withheld nor construed as WFHC’s right to veto. MUTUAL shall be responsible for assuring that any contract laboratories comply with the terms of this Agreement and applicable laws and regulations.

6.4    MUTUAL shall provide a written Certificate of Analysis to WFHC prior to its shipment of any PRODUCT batches or lots.

6.5    Except as otherwise agreed between the parties, delivery of the PRODUCT shall be effected by MUTUAL, FOB WFHC’s designated facility, and all risk of loss or damage therein shall pass to WFHC when each such order of the PRODUCT is delivered to WFHC’s designated facility. Title to the PRODUCT supplied to WFHC by MUTUAL pursuant to an applicable PURCHASE ORDER shall remain in MUTUAL until WFHC makes full payment for such PRODUCT.

6.6    MUTUAL represents and warrants that the PRODUCT to be supplied to WFHC by MUTUAL shall:

(a)  be in a finished pharmaceutical solid oral dosage form, such as tablet;
(b)  be appropriately packaged as may be agreed to by the parties and not be adulterated, misbranded, misused, contaminated, tampered with or otherwise altered, mishandled or subjected to negligence;

(c)  have a minimum shelf life of at least 20-22 months from the date of delivery to WFHC,

(d)  be in compliance with the PRODUCT SPECIFICATIONS; and

(e)  conform in all material respects to (i) the manufacturing instructions and specifications set forth in the ANDA and (ii) all applicable regulations and requirements of the FDA including the then cGMP and Quality System regulations that apply to the manufacture and supply of the PRODUCT.

6.7    In the event of that either party learns of any nonconformance of any PRODUCT manufactured by MUTUAL from the PRODUCT SPECIFICATIONS or other defect in such PRODUCT, such party shall promptly notify the other party. MUTUAL shall conduct such investigation and testing procedures as may be necessary to confirm or deny such alleged nonconformance or defect. All claims for failure of any delivery of the PRODUCT to conform in one or more material respects to PRODUCT SPECIFICATIONS (or other requirements under Clause 6.6 above), shall be made in writing within 30 days following delivery. Failure to make timely claims in the manner prescribed shall constitute acceptance of the delivery. MUTUAL shall conduct any such investigation and testing promptly and shall keep WFHC reasonably informed as to the progress of such activities. In any event, MUTUAL shall report the results of its findings to WFHC in writing within 30 days of the initial notice of any alleged nonconformance and shall thereafter respond in good faith to any further inquiry or request for additional information from WFHC.

6.8    The parties shall cooperate with one another to reach consensus with respect to MUTUAL’s findings as reported pursuant to Clause 6.7 above. However, in the event of any unresolved dispute as to conformity of the PRODUCT with the PRODUCT SPECIFICATIONS (or other requirements under Clause 6.6 above), the parties shall within 15 days of recognizing that the dispute is unresolvable but no later than 30 days after the date that MUTUAL reports its findings to WFHC, appoint an independent first class laboratory to undertake the relevant testing and its findings shall be conclusive and binding upon the parties solely with respect to fault and/or cost. The parties shall ensure that such independent laboratory is bound to the parties by obligations of secrecy no less exacting than those applying between the parties and outlined in Clause 10.1. All costs relating to this process shall be borne solely by the unsuccessful party.

6.9    If the parties, or the independent laboratory appointed under Clause 6.8, determine that a shipment of PRODUCT fails to conform in one or more material respects to the PRODUCT SPECIFICATIONS (or other requirements under Clause 6.6 above), due to the fault of MUTUAL, MUTUAL will promptly (and, in any event, within 60 days) manufacture a replacement shipment of PRODUCT within PRODUCT SPECIFICATIONS and the other requirements under Clause 6.6 above, at no additional cost to WFHC. If MUTUAL fails to deliver the conforming replacement shipment of PRODUCT within such 60 day period, MUTUAL shall refund to WFHC any amounts paid in respect of the non-conforming PRODUCT. Such reimbursement and payment shall be credited to WFHC’s account and offset against any payments otherwise owed to MUTUAL under outstanding PURCHASE ORDERS. To the extent WFHC’s accounts payable to MUTUAL are less than the amount of any such reimbursement and payment, MUTUAL shall pay the difference to WFHC within 30 days of the failure to timely deliver the replacement shipment of PRODUCT. If WFHC reasonably determines to voluntarily replace any PRODUCT supplied by MUTUAL due to the failure of such PRODUCT to conform to the PRODUCT SPECIFICATIONS or other requirements of Clause 6.6 (including, without limitation, the failure of such PRODUCT to meet the minimum shelf-life requirement specified therein), WFHC shall cooperate with

MUTUAL to institute the recall in a cost-effective manner and MUTUAL shall be required to reimburse WFHC for the reasonable documented out-of-pocket shipping and handling costs of such voluntary replacement. Notwithstanding the foregoing, if it is finally determined that the PRODUCT voluntarily replaced by WFHC does in fact conform to the PRODUCT SPECIFICATIONS or other requirements of Clause 6.6 (including, without limitation, the minimum shelf-life requirement specified therein), then MUTUAL shall have no such obligation to reimburse WFHC for, and WFHC shall be solely responsible for the payment of, all out-of-pocket shipping and handling costs of such voluntary replacement.

6.10    In the event WFHC is required by an AGENCY to recall any PRODUCT, WFHC or any third party acting on their behalf, shall (a) immediately notify MUTUAL of such recall and (b) take such steps as may be reasonably necessary to effect such recall or as may be required by any applicable AGENCY. In the event the recall is required as a result of a failure of PRODUCT manufactured by MUTUAL to conform to the PRODUCT SPECIFICATIONS (or other requirements under Clause 6.6 above) as determined according to the procedures set forth above, MUTUAL shall reimburse WFHC for any reasonable documented out-of-pocket costs associated with such recall. Upon request of WFHC, MUTUAL shall assist in such recall. If the recall is the result of any act or omission on the part of WFHC, WFHC shall reimburse MUTUAL for any reasonable documented out-of-pocket costs of MUTUAL associated with such a recall.

6.11    Unless the parties agree otherwise, MUTUAL will maintain raw material, and analytical samples in storage for a time period based upon MUTUAL’s sample retention policy, or such longer period of time as WFHC may reasonably request. MUTUAL agrees to maintain PRODUCT batch production and control records and associated test results for a time period in compliance with the FDA’s regulations for records retention and based upon MUTUAL’s records retention policy, or such longer period of time as WFHC may reasonably request. If WFHC requests that such items be retained for longer periods, then WFHC will pay to MUTUAL the reasonable documented out-of-pocket costs associated with such longer retention.

Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

6.12    During normal business hours and upon at least five (5) working days advance notice to MUTUAL by WFHC, MUTUAL shall, not more than once a year make (and where relevant shall procure that MUTUAL’s subcontractor shall make) that portion of its manufacturing, testing or storage facility where the PRODUCT is manufactured, tested or stored, including all records and reference samples relating to the PRODUCT available for inspection by WFHC’s duly qualified employee, or by a duly qualified consultant, contractor or agent of WFHC, or by the relevant AGENCY.

6.13    The excipients in the PRODUCT formulation must comply with MUTUAL’s ANDA. MUTUAL shall provide to WFHC a complete list (including quantities) of all excipients in the PRODUCT formulation. The quality of the excipients used in the PRODUCT formulation will be consistent with that of MUTUAL’s marketed ANDA pharmaceutical product. MUTUAL shall not change the PRODUCT formulation or the manufacturing process or add a reprocessing procedure without (a) discussing any such change with WFHC, (b) providing such information as may be requested by WFHC with respect to such change and (c) obtaining the consent of the WFHC.

CLAUSE 7—FINANCIAL PROVISIONS

7.1    License Fee:

In consideration of the grant by MUTUAL of the license set forth in Clause 2, upon the mutual execution of this Agreement, WFHC will pay to MUTUAL a one-time, up-front license fee of * to be paid in two installments as follows: the first installment of * shall be paid on the date of this Agreement, and the second installment of * shall be paid six months from the date of the first installment.

7.2    PRODUCT Payments:

7.2.1    WFHC shall pay for the PRODUCT at the following rates:

•	400mg/80mg (single strength) @ 100 tabs/bottle—*

Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

•	400mg/80mg (single strength) @ 500 tabs/bottle—*

•	800mg/160mg (double strength) @ 100 tabs/bottle—*

•	800mg/160mg (double strength) @ 500 tabs/bottle—*

7.2.2    The preceding rates will apply for any orders of up to * tablets annually. In the case of cumulative annual orders in excess of * tablets, the rate shall be reduced by * for the quantities that exceed * tablets.

7.2.3    MUTUAL shall invoice WFHC for the applicable PRODUCT within one week of when a PURCHASE ORDER is placed for a given quantity of the PRODUCT. Fifty percent (50%) of payment shall paid by WFHC to MUTUAL within 30 days of the date of WFHC’s receipt of the invoice. The remaining fifty percent (50%) of the payment due shall be paid within 30 days of the date of WFHC’s acceptance of the PRODUCT. All payments shall be effected in US Dollars. WFHC shall have no obligation to accept PRODUCT which does not conform to the PRODUCT SPECIFICATIONS (or other requirements under Clause 6.6 above) in accordance with Clauses 6.7, 6.8 and 6.9.

7.2.4    The prices may be raised to account for inflation as reflected by the increase in the Producer Price Index for Chemical and Allied Products Industry, U.S. Department of Labor, Bureau of Labor Statistics for the immediately preceding calendar year, provided that the price shall not increase more than five percent (5.0%) per year.

7.2    Any federal, state, county or municipal sales or use tax, excise or similar charge, or other tax assessment (other than that assessed against income), assessed or charged on the manufacture of PRODUCT pursuant to this Agreement, or the sale of PRODUCT by MUTUAL to WFHC, shall be paid by WFHC; provided that MUTUAL shall cooperate with WFHC to quantify and minimize any such tax, including providing notice and information related to any Pennsylvania state tax and other county or municipal tax.

7.3    WFHC may withhold and offset against any payments due MUTUAL any amounts that MUTUAL owes to WFHC pursuant to this Agreement, including adjustments as a result of PRODUCTS which do not conform to the PRODUCT SPECIFICATIONS (or other requirements under Clause 6.6 above) and any expenses or liability for claims under Clause 9 (Warranty and Indemnity) of this Agreement.

7.4    All payments due hereunder shall be made to the designated bank account of MUTUAL in accordance with such timely written instructions as MUTUAL shall from time to time provide.

CLAUSE 8—DURATION AND TERMINATION

8.1    This Agreement shall be deemed to have come into force on the EFFECTIVE DATE and, subject to the rights of termination outlined in this Clause 8, will expire five (5) years from the EFFECTIVE DATE.

8.2    In addition to the rights of termination provided for elsewhere in this Agreement, either party will be entitled forthwith to terminate this Agreement by written notice to the other party if:

8.2.1    that other party commits any breach of any of the provisions of this Agreement, (after having the right to avail itself of all corrective remedies set forth herein) and in the case of a breach capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving a reasonable description of the breach and requiring it to be remedied;

8.2.2    that other party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement);

8.2.3    an encumbrancer takes possession, or a receiver is appointed over any, of the property or assets of that other party;

8.2.4    any proceedings are filed or commenced by that other party under bankruptcy, insolvency or debtor relief laws or anything analogous to any of the foregoing under the laws of any jurisdiction occurs in relation to that other party.

8.3    For the purposes of Clause 8.2.1, a breach will be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence, and provided that not more than 30 days have elapsed since the original breach).

8.4    In addition to the rights of termination provided for elsewhere in this Agreement, WFHC may terminate this Agreement at any time upon not less than 30 days prior written notice to MUTUAL (a) upon MUTUAL’s failure to meet its commitment under Clause 6.1 or (b) upon WFHC’s determination not to pursue the sale of the PRODUCT in the form contemplated by this Agreement

8.5    Termination of this Agreement by MUTUAL or by WFHC shall be without prejudice to MUTUAL’s right to receive payment of all obligations owed to, and costs incurred by, MUTUAL during the period prior to the effective date of the termination. WFHC shall be liable to MUTUAL for any uncancellable obligations and expenses incurred by MUTUAL prior to such termination in connection with the PROJECT and all costs incurred by MUTUAL in terminating such work.

8.6    Upon exercise of those rights of termination specified in this Clause 8 or elsewhere in this Agreement, this Agreement shall, subject to the provisions of the Agreement which survive the termination of the Agreement, automatically terminate forthwith and be of no further legal force or effect.

8.7    Upon termination of the Agreement by either party, the following shall be the consequences:

8.7.1    any sums that were due from WFHC to MUTUAL under the provisions of Clause 7 or otherwise (including the second installment of the license fee set forth in Clause 7.1 prior to the exercise of the right to terminate this Agreement as set forth herein shall be paid in full within 30 days of termination of this Agreement;

8.7.2    all provisions set out in Clause 10.1 shall remain in full force and effect for a period of 5 years from the date of termination of this Agreement;

8.7.3    all responsibilities and warranties shall insofar as they are appropriate remain in full force and effect, including without limitation the provisions of Clause 9 which shall survive any termination or expiration of this Agreement; and

8.7.4    the license granted in Clause 2 terminates.

8.8    If this Agreement is terminated by MUTUAL pursuant to this Clause 8 due to WFHC’s breach of this Agreement, WFHC shall immediately discontinue use of the PRODUCT and shall arrange, at WFHC’s sole cost and expense, for the prompt lawful disposal of all unused PRODUCT. In the event of any other termination or expiration of this Agreement, WFHC shall be entitled to retain and to use any remaining supplies of PRODUCT then in its possession or control, provided that any such use shall be subject to the terms and restrictions of this Agreement.

CLAUSE 9—WARRANTY, INDEMNITY AND INSURANCE

9.1    MUTUAL represents and warrants that, once successfully developed, the PRODUCT supplied by MUTUAL to WFHC under this Agreement will conform in all material respects to the PRODUCT SPECIFICATIONS. MUTUAL furthers represents and warrants that it will perform all of its obligations under this Agreement in accordance with all applicable laws and regulations.

9.2    THE WARRANTIES CONTAINED IN THIS CLAUSE 9 AND IN CLAUSE 6.6 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES. MUTUAL AND WFHC DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ALL WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, EXCEPT AS OTHERWISE PROVIDED HEREIN, OR FITNESS FOR A PARTICULAR PURPOSE.

9.3    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, MUTUAL AND WFHC SHALL NOT BE LIABLE TO THE OTHER BY REASON OF ANY CONDITION OR TERM OR DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS, REPRESENTATIONS OR WARRANTIES OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

9.4    Each of the parties shall indemnify, defend and hold harmless the other party from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys’ fees) to which the other party is or may become liable insofar as they arise out of any breach by the first party of any of its obligations or warranties under this Agreement.

9.5    WFHC shall be responsible for and shall defend, indemnify and hold MUTUAL, its AFFILIATES, employees and agents harmless from and against any and all claims, demands, actions, suits, losses, damages, costs, expenses (including reasonable attorneys’

fees) and liabilities of whatever kind or nature which may arise from or in connection with any activities to be performed by WFHC hereunder, except to the extent that such loss, claim, damage or liability is caused by MUTUAL’s intentional misconduct, negligence or breach of this Agreement.

9.8    MUTUAL shall be responsible for and shall defend, indemnify and hold WFHC, its AFFILIATES, employees and agents harmless from and against any and all claims, demands, actions, suits, losses, damages, costs, expenses (including reasonable attorneys’ fees) and liabilities of whatever kind or nature which may arise from or in connection with any activities to be performed by MUTUAL hereunder, including but not limited to (i) the use, handling or storage by MUTUAL of the COMPOUNDS and/or (ii) the manufacture of the PRODUCT using the COMPOUNDS, except to the extent that such loss, claim, damage or liability is caused by WFHC intentional misconduct, negligence or breach of this Agreement.

9.9    As a condition of obtaining an indemnity in the circumstances set out in this Clause 9, the party seeking an indemnity shall:

9.9.1    fully and promptly notify the other party of any claim or proceedings, or threatened claim or proceedings;

9.9.2    permit the indemnifying party to take full control of such claim or proceedings;

9.9.3    assist in the investigation and defense of such claim or proceedings;

9.9.4    not compromise or otherwise settle any such claim or proceedings without the prior written consent of the other party, which consent shall not be unreasonably withheld; and

9.9.5    take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceedings.

9.10    MUTUAL represents and warrants that it has obtained and shall at all times during the term of this Agreement maintain at its own cost and expense:

9.10.1    Physical damage property insurance on all of the PRODUCT at all times while it is in MUTUAL’s possession or its carrier’s possession and before delivery to WFHC. Such insurance shall be in the amount of the full replacement value of all such property and PRODUCT.

9.10.2    Worker’s compensation insurance in accordance with the statutory requirements of the state(s) in which services are to be performed.

9.10.3    General liability insurance, including contractual liability insurance with a minimum of $5,000,000 combined single limit for bodily injury and property damage per occurrence.

CLAUSE 10—MISCELLANEOUS PROVISIONS

10.1    Secrecy:

10.1.1    Any information, whether written or oral pertaining to the PRODUCT that has been or will be communicated or delivered by WFHC to MUTUAL, or by MUTUAL to WFHC, including, without limitation, trade secrets, business methods, and cost, supplier, manufacturing and customer information, shall be treated by MUTUAL and WFHC, respectively, as confidential information, and shall not be disclosed or revealed to any third party whatsoever or used in any manner except as expressly provided for herein; provided, however, that such confidential information shall not be subject to the restrictions and prohibitions set forth herein to the extent that such confidential information:

(a)  is available to the public in public literature or otherwise, or after disclosure by one party to the other becomes public knowledge through no fault of the party receiving such confidential information; or

(b)  was known to the party receiving such confidential information prior to the receipt of such confidential information by such party as established by relevant documentary evidence, whether received before or after the date of this Agreement; or

(c)  is obtained by the party receiving such confidential information from a third party not subject to a requirement of confidentiality with respect to such confidential information as established by relevant documentary evidence; or

(d)  is independently developed by employees of the party receiving such confidential information who did not have access to such confidential information as established by relevant documentary evidence; or

(e)  is required to be disclosed pursuant to: (i) any order of a court having jurisdiction and power to order such information to be released or made public; or (ii) any lawful action of a governmental or regulatory agency provided that each party shall notify the other in writing of any disclosure of information required hereunder prior to such disclosure; provided that the party provides reasonable prior notice of such required disclosure to the other party and, if requested by such other party, uses all reasonable efforts to secure confidential protection of such information.

10.1.2  Each party shall take in relation to the confidential information of the other party all such precautions as it normally takes with its own confidential information to prevent any improper disclosure of such confidential information to any third party; provided, however, that such confidential information may be disclosed within the limits required to obtain any authorization from FDA or any governmental or regulatory agency or, with the prior written consent of the other party, which shall not be unreasonably withheld.

10.1.3    Each of the parties agrees that it will not use, directly or indirectly, any know-how of the other party as the case may be, or other confidential information disclosed to it by the other party or obtained by it from the other party pursuant to this Agreement, other than as expressly provided herein.

10.1.4    Neither party will publicize the existence of this Agreement in any way without the prior written consent of the other party subject to the disclosure requirements of applicable laws and regulations. In the event that either party wishes to make an announcement concerning the Agreement, that party will seek the consent of the other party. The terms of any such announcement shall be agreed in good faith. WFHC and MUTUAL shall also co-operate in good faith with respect to any stock exchange filings, public announcements, or filings with the United States Securities and Exchange Commission which may be necessary following execution of this Agreement.

10.2    Assignments/ Subcontracting:

This Agreement may not be assigned by MUTUAL without the prior written consent of WFHC, except that MUTUAL may assign this Agreement to an AFFILIATE or any party succeeding (by sale, merger, reverse merger or otherwise) to substantially all of the business and operations of MUTUAL. This Agreement may not be assigned by WFHC without the prior written consent of MUTUAL, except that WFHC may assign this Agreement to an AFFILIATE or any party succeeding (by sale, merger, reverse merger or otherwise) to substantially all of the business and operations of WFHC without such consent.

Notwithstanding any implication in this Agreement to the contrary, MUTUAL may not subcontract its manufacturing duties hereunder. MUTUAL may subcontract its laboratory duties hereunder in accordance with Clause 6.3.

10.3    Binding Obligation:

As of the EFFECTIVE DATE of this Agreement, each party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except that the enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

10.4    Severability:

If any provision in this Agreement is agreed by the parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:

10.4.1    such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be deleted, with effect from the date of such agreement or such earlier date as the parties may agree; and

10.4.2    the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

10.5    Force Majeure:

Neither party shall be liable to the other for delay or failure in the performance of the obligations on its part contained in this Agreement if and to the extent that such failure or delay is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence including but not limited to: act of God, war or insurrection; civil commotion; destruction of essential facilities or materials by earthquake, fire, flood or storm; labor disturbance (whether or not any such labor disturbance is within the power of the affected party to settle); epidemic; or other similar event; provided, however, that the party so affected shall notify the other party promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all commercially reasonable efforts to avoid, remove or alleviate such causes of non-performance and shall resume performance of its obligations hereunder with the utmost dispatch whenever such causes are removed. In the event of force majeure lasting more than two months, the parties agree to meet and discuss how this Agreement can be justly and fairly implemented under the circumstances prevailing in such country or countries and if the parties are unable to agree upon how the Agreement can be implemented then either party may terminate the Agreement in relation to such country or countries upon 30 days written notice.

10.6    Relationship of the parties:

It is expressly agreed that WFHC and MUTUAL shall be independent contractors, and nothing contained in this Agreement is intended or is to be construed to constitute WFHC and MUTUAL as partners or members of a joint venture or either party as an employee of the other. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

10.7    Amendments:

No amendment, modification or addition hereto shall be effective or binding on either party unless set forth in writing and executed by a duly authorized representative of both parties.

10.8    Waiver:

No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

10.9    Governing law and jurisdiction:

This Agreement is construed under and ruled by the laws of the Commonwealth of Pennsylvania, without regard to that state’s rules on conflicts of law. The parties agree to bring any suit, claim or proceeding against each other arising from this Agreement in the United States District Court for the Eastern District of Pennsylvania, and, solely for any such suit, claim or proceeding, they consent to the personal jurisdiction of such court and waive any objections to venue in such court.

10.10    Notice:

10.10.1    Any notice to be given under this Agreement shall be sent in writing in English by registered airmail or telecopied to:

WFHC at:

Women First HealthCare, Inc.
12220 El Camino Real
Suite 400
San Diego, CA 92130
Attention:    Senior Vice President, Corporate Development
Telephone:    858-509-3805
Fax:    858-509-1902

MUTUAL at:

Mutual Pharmaceutical Company, Inc.
100 Orthodox Street
Philadelphia, PA 19124
Attention:    Vice President, Business Development
Telephone:    215-807-1320
Fax:    215-807-1058

or to such other address(es) and telecopier numbers as may from time to time be notified by either party to the other hereunder.

10.10.2    Any notice sent by mail shall be deemed to have been delivered within 7 working days after dispatch and any notice sent by telex or telecopy shall be deemed to have been delivered within 24 hours of the time of the dispatch. Notice of change of address shall be effective upon receipt.

10.11    Construction:

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. In this Agreement, the singular includes the plural and vice versa, the masculine includes the feminine and vice versa, references to natural persons include corporate bodies, partnerships and vice versa, and any reference to a Clause, Schedule or Exhibit, unless otherwise specifically provided, shall be respectively to a Clause, Schedule or Exhibit of this Agreement.

10.12    Corporate Power:

As of the EFFECTIVE DATE of this Agreement, each party hereby represents and warrants that such party is duly organized and subsisting under the laws of the state of its incorporation and has full corporate power and corporate authority to enter into this

Agreement and the transactions contemplated hereby and to carry out the provisions hereof.

10.13    Due Authorization:

As of the EFFECTIVE DATE of this Agreement, each party hereby represents and warrants that such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

10.14    Legal Proceedings:

As of the EFFECTIVE DATE of this Agreement, each party hereby represents and warrants to the other party that there is no action, suit or proceeding pending against or affecting, or, to the knowledge of either party, threatened against or affecting that party, or any of its assets, before any court or arbitrator or any governmental body, agency or official that would, if decided against either party, have a material adverse impact on the business, properties, assets, liabilities or financial condition of that party (that are not already reflected in that party’s respective financial statements) and which would have a material adverse effect on that party’s ability to consummate the transactions contemplated by this Agreement.

10.15    Further Actions:

Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from competent authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the parties in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this transaction under (A) the Securities Exchange Act of 1934, as amended and the Securities Act of 1933, as amended, and the rules and regulations thereunder and any other applicable federal or state securities laws, (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other antitrust regulations and (C) any other applicable law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the other party’s counsel (subject to appropriate confidentiality restrictions) prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

10.16    No Solicitation:

During the TERM of this Agreement, neither party (the “Recruiting Party”) shall, directly or through its representatives, solicit for employment any officer, director, employee or consultant of the other party (the “Other Party”) with whom the Receiving Party has contact in connection with, or who otherwise is known by the Receiving Party to participate in, the transactions contemplated by this Agreement. The Receiving Party shall not be precluded from soliciting any such person who has been terminated by the Other Party prior to commencement of employment discussions between such person and the Receiving Party or its representatives (but not if such former employee voluntarily resigned). “Solicitation” shall not include any generalized public advertisement or any other solicitation by the Receiving Party or its representatives that is not specifically directed toward any such employee of the Other Party or toward any group of such employees of the Other Party.

10.17    Commercially Reasonable Efforts:

Each party shall use commercially reasonable efforts to perform its responsibilities under this Agreement. As used herein, the term “commercially reasonable efforts” means, unless the parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other products of similar scientific and commercial potential within the relevant product lines of the parties.

10.18    Entire Agreement:

This Agreement (including the Exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties with respect to the subject matter hereof other than as set forth herein.

10.19    Headings:

The headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several articles hereof.

10.20    Counterparts:

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS of which the parties have executed this Agreement.

MUTUAL PHARMACEUTICAL COMPANY, INC.		WOMEN FIRST HEALTHCARE, INC.

By:	/s/ LAI OGUNBIYI	By:	/s/ SUSAN E. DUBE
Name:	Dr. Lai Ogunbiyi	Name:	Susan E. Dubé
Title:	Vice President Business Development President, Corporate Development	Title:	Senior Vice

EXHIBIT A

FORM OF STATEMENT OF WORK

STATEMENT OF WORK NO.

This Statement of Work No.                  is agreed upon this                          , 200     between the MUTUAL PHARMACEUTICAL COMPANY INC. and WOMEN FIRST HEALTHCARE, INC., pursuant to a Manufacturing and Supply Agreement dated                          , 200     between such parties (the “Agreement”) and is to be part of the Agreement. Defined terms used herein shall have the meaning set forth in the Agreement.

1.	Quantity of PRODUCT to be supplied by MUTUAL:

2.	This [initial] forecast covers , 200 to , 200 .

3.	Description of Work: MUTUAL shall perform and deliver the following Work:

4.	The PRODUCT SPECIFICATIONS are attached hereto.

MUTUAL PHARMACEUTICAL COMPANY, INC.	WOMEN FIRST HEALTHCARE, INC.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT B

FORM OF PURCHASE ORDER

PURCHASE ORDER NO.

This Purchase Order No.                  is agreed upon this                          , 200     between the MUTUAL PHARMACEUTICAL COMPANY INC. and WOMEN FIRST HEALTHCARE, INC., pursuant to a Manufacturing and Supply Agreement dated                         , 200     between such parties (the “Agreement”) and is to be part of the Agreement. Defined terms used herein shall have the meaning set forth in the Agreement.

1.	Applicable STATEMENT OF WORK No.:

2.	Quantity of PRODUCT to be supplied by MUTUAL:

3.	The Product shall be shipped to WFHC at:

4.	Delivery date:

5.	Compensation: [List any deviation from the Agreement].

MUTUAL PHARMACEUTICAL COMPANY, INC.	WOMEN FIRST HEALTHCARE, INC.

By:	By:

Name:	Name:

Title:	Title: